Exhibit 99.(12)

Skadden, Arps, Slate, Meagher & Flom llp

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October 28, 2025	HONG KONG
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FS Specialty Lending Fund, a Delaware statutory trust New FS Specialty Lending Fund, a Delaware statutory trust 201 Rousse Boulevard Philadelphia, Pennsylvania 19112

RE:	Certain U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as special counsel to FS Specialty Lending Fund, a Delaware statutory trust (the “Predecessor Fund”), and New FS Specialty Lending Fund, a newly formed Delaware statutory trust and wholly owned subsidiary of the Adviser (as defined below) (the “Successor Fund”), in connection with (i) the Agreement and Plan of Reorganization, dated as of April 22, 2025 (the “Agreement”) between the Successor Fund, the Predecessor Fund, and FS/EIG Advisor, LLC, a Delaware limited liability company and investment adviser to the Successor Fund and the Predecessor Fund (the “Adviser”), which, among other things, provides for the merger of the Predecessor Fund with and into the Successor Fund, with the Successor Fund surviving the merger (the “Reorganization”) and (ii) the preparation of the Proxy Statement in connection with the Reorganization (the “Proxy Statement”). You have requested our opinion regarding whether the Reorganization will be treated for U.S. federal income tax purposes as a reorganization qualifying under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

FS Specialty Lending Fund, a Delaware statutory trust

New FS Specialty Lending Fund, a Delaware statutory trust
October 28, 2025

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement, the representation letters of officers of the Predecessor Fund and the Successor Fund (each a “Representation Party,” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letter”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have also assumed that (i) the Reorganization will be consummated in the manner described in the Agreement and the Proxy Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Agreement, the Proxy Statement and the Representation Letter accurately reflect the facts relating to each of the Representation Parties and the Reorganization. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letter.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. An opinion of counsel is not binding on the Internal Revenue Service or any court. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

FS Specialty Lending Fund, a Delaware statutory trust

New FS Specialty Lending Fund, a Delaware statutory trust
October 28, 2025

This opinion has been prepared for you solely in connection with the Reorganization and may not be relied upon by any other person without our prior written consent. We consent to the filing of this opinion as an exhibit to the Proxy Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP in the applicable discussions of this opinion in the Proxy Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP